Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

National Beverage Corp. Continues

To Refresh Via Shareholder Value

+ Healthy Beverages And

MORE Cash!

Fort Lauderdale, FL, May 5, 2017 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced its eighth special cash dividend and released the following letter to shareholders written by Nick A. Caporella, Chairman and Chief Executive Officer. Growing revenues organically by approximately 65% while distributing 98% of its earnings is a form of financial masterfulness that its shareholders have certainly benefitted by.

Dear Fellow	Holder:

Today, our Board of Directors confirmed a cash dividend of $1.50 per share to be distributed to shareholders of record on June 5, 2017. Payment date for this distribution shall be on or before August 4, 2017.

Our impressive VPO calculator that was reflected on the cover of our fiscal year 2015 Proxy is flashing solid green numbers as we bring FY2017 to a close. That flashing light reflects much – investor contentment yes, but also the new Mom who found that morning sickness was cured with LaCroix . . . the suffering diabetic who found new joy with our innocent sparkling water . . . the guy who lost 40 pounds and found a new life with our calorie-free sparkling water and, if I dared, this entire letter would be full of these stories. We are making history with our innovation and America is getting healthier by our pledge. That green light is joy flashing – real genuine joy – and while we truly recognize our blessings, we also acknowledge that barring some catastrophic consequence, we are supremely mated to this purpose – this inveterate of good fortune – as far as our hearts can feel. Yes, we are!

-more-

National Beverage Corp.

As one of the youngest CEO’s to be locked in a battle to protect shareholders from a noted serial corporate raider from 1976 to 1988 – an experience that forever shaped my resolve. Today, that long ago experience continues to embolden my determination to diligently serve the loyal shareholders of National Beverage Corp. and I honorably do so . . . but I must search deeply to define that word ‘loyal’ these days! Some shareholders are earning fees while enabling speculators to ‘short’ our stock. This is hardly loyal behavior in my eyes and goes against my fiduciary allegiance. Witnessing the recent confirmation to our Supreme Court, and how, is further testament that doing the most beneficial for the sake of the most precious facts is worth the risk still today . . . as it was for me in that Delaware court so very long ago that allowed for the birth of National Beverage Corp.

So, I plan to poll all of the institutional shareholders to summon their support to allow the loyal to benefit and subject those who chose to ‘bet against’ the Company and its loyal supporters to suffer the consequences of their fate. As that Delaware court determination long ago has proven, doing the ‘best right’ wins out supremely in the end.

Mr. Warren Buffett, a notable creator of shareholder value, has said that when an economic castle is worthy of waterfall cash flows that buy ‘other things’, while simultaneously producing spectacular growth, someone is going to want to take that castle away from them. He said a ‘right kind’ of moat and ‘someone inside that castle who knows what they are doing’ was mandatory. Well, he is quite accurate with his statement. Yes, maybe even more than accurate . . . profound!

National Beverage Corp. does not possess a patent which, by the way, is the most formidable moat, but has the closest audacious back-up moat . . . a cult-led, tech-charged millennial with ‘change’ power, an extremely passionate and proven innovator, healthier mandatory incentives pushed by society plus a powerful army of highly-competent professionals drinking the plan! Throw in the team called Team National and that moat becomes . . . nuclear.

-more-

National Beverage Corp.

We are on the right side of Conviction, the healthiest motive a public corporation can have:

No greater cause than to enrich the loyal shareholders . . .

No greater honor than to create a healthier, stronger America!

Thanks for giving us our purpose . . . fueled with your loyalty!

Big Hug,

FIZZ IS – HEALTHY SPARKLING, ALL-WAYS!

National Beverage’s iconic brands are the genuine essence . . . of America

“Patriotism” – If Only We Could Bottle It!”

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's SEC filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.